Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	April 26, 2006

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS, INC. ANNOUNCES
FIRST QUARTER RESULTS

Highlights:

•	Sales were a record $355 million, up 20 percent from the first quarter of 2005 on 399,500 tons of shipments

•	Operating income was $58.7 million, second highest in the Company’s history

•	Earnings before interest, taxes, depreciation and amortization was $70.3 million, compared to $62.7 million in the first quarter of 2005

•	Net income was $33.4 million ($.93 per diluted share)

Portland, Oregon, April 26, 2006/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today reported first quarter net income of $33.4 million ($.93 per diluted share on 35.9 million shares) compared to a net income of $28.4 million ($.79 per diluted share on 35.7 million shares) for the first quarter of 2005.

Sales for the first quarter of 2006 were $355.3 million, a quarterly Company record. This compares to 2005 first quarter sales of $296 million.  Average sales price per ton in the first quarter of 2006 was $889, also a quarterly record, compared to $856 in the first quarter of 2005. Overall shipments for the first quarter of 2006 were 399,500 tons compared to 2005 first quarter shipments of 345,700 tons.  The increase in shipments are primarily due to increased shipments of plate, welded  and seamless pipe and structural tubing products partially offset by lower shipments of  rail and rod and bar products. The Company’s seamless pipe mill, which was idled in November of 2003, was restarted in December of 2005 and shipped 14,000 tons of seamless casing during the first quarter of 2006. The increases in sales and average sales price were primarily due to higher shipments of plate and welded and seamless pipe products (the Company’s highest selling priced products) and higher average selling prices for rail products, partially offset by lower average selling prices for plate, ERW pipe and structural tubing products.

Operating income for the first quarter of 2006 was $58.7 million (an average of $147 per ton). This compares to operating income for the first quarter of 2005 of $54.6 million (an average of $158 per ton). Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2006 was $70.3 million.  This compares to EBITDA for the first quarter of 2005 of $62.7 million.  A reconciliation of EBITDA is provided in the last table of this press release.  Increased operating income and EBITDA during the first quarter of 2006 compared to the first quarter of 2005 reflects the higher shipments  noted above and lower average semi-finished steel and scrap costs, partially offset by lower average selling prices for plate, ERW pipe and structural tubing products. Operating margin as a percentage of sales declined from 18.4 percent in the first quarter of 2005 to 16.5 percent in the first quarter of 2006. This change was due in part to a decline in margins for plate and ERW pipe products, primarily as a result of lower average selling prices.

LIQUIDITY

At March 31, 2006, the Company had $201.7 million of cash, cash equivalents and short-term investments.  Total debt outstanding, net of cash, cash equivalents and short-term investments was $108.3 million at March 31, 2006 compared to $132.1 million at December 31, 2005.  During the first quarter of 2006, the Company incurred capital expenditures of $20 million and depreciation and amortization of $10.9 million.  For all of 2006, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $89 million and $46 million, respectively.

At March 31, 2006, inventories were $260.8 million. This compares to $301.5 million at December 31, 2005. The decrease in inventory is primarily due to reductions of semi-finished inventory at the Company’s Oregon Steel Division and scrap inventory at the Company’s Rocky Mountain Steel (“RMSM”) Division both in terms of quantities and average cost per ton.

2006 OUTLOOK

For 2006, the Company expects to ship approximately 1.8 million tons of products and generate approximately $1.57 billion in sales.  In the Oregon Steel Division the product mix is expected to consist of approximately 545,000 tons of plate and coil, 340,000 tons of welded pipe and 82,000 tons of structural tubing.  The RMSM Division expects to ship approximately 400,000 tons of rail, 330,000 tons of rod and bar products and 85,000 tons of seamless pipe.

Expected second quarter of 2006 shipments, in tons, as compared to previous quarters are as follows:

	Forecast Q2 2006	Actual Q1 2006	Actual Q2 2005

Oregon Steel Division:
Plate and coil	216,000	184,800	148,500
Welded pipe(1)	43,000	62,300	66,900
Structural tubing	22,000	18,400	13,700
Less shipment to affiliates	(78,000)	(48,300)	(36,300)

	203,000	217,200	192,800

RMSM Division:
Rail	98,000	93,300	103,200
Rod and bar	84,000	75,000	83,600
Seamless pipe	23,000	14,000	0

	205,000	182,300	186,800

Total	408,000	399,500	379,600

(1)	Includes large diameter line pipe, ERW line pipe and ERW casing.

The Company’s operating income in the second quarter of 2006 will be negatively impacted by a $3.6 million charge ($.06 per diluted share) related to cancellation and buyout costs of a contract to supply oxygen to the now closed melt shop at the Company’s Portland mill. Annual costs associated with this take or pay contract, which extended into the year 2011, were approximately $1.8 million per year.

Jim Declusin, the Company’s President and CEO stated, “Despite the charge related to the oxygen contract buyout, due to continued strength in most of our product lines, we expect operating income in the second quarter of 2006 to be higher than the first quarter of 2006. Looking into the second half of the year, we see our product mix shifting to higher priced, higher margin products, more heavily weighted to the energy markets. As a result of this change in product mix and continued expected demand for our non-energy related products, we anticipate that we will ship approximately 1 million tons in the second half of 2006 and that our operating income will be up significantly from that realized in the first half of 2006.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; contract cancellations and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

ANNUAL MEETING

Our 2006 Annual Meeting will be held on Thursday, April 27, 2006 at 8:00 a.m. Pacific Time, at the Heathman Hotel, 1001 S.W. Broadway in Portland, Oregon 97205.

CONFERENCE CALL WEBCAST

On Friday, April 28, 2006 at 8:00 a.m. PT (11:00 a.m. ET), the Company will hold a conference call to discuss the results of the first quarter.  You are invited to listen to a live broadcast of the Company’s conference call over the Internet, accessible at www.osm.com on the Investor Relations’ page.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Income Statements (1)
(In thousands, except tonnage and per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2006	2005

Sales	$355,288	$295,965
Cost of sales	275,432	223,430
Selling, general and administrative expenses	21,288	18,053
Gain on sales of assets	(168)	(87)

Operating income	58,736	54,569
Interest expense	(6,987)	(8,642)
Other income, net	1,726	1,505
Minority interest	(998)	(3,076)

Income before income taxes	52,477	44,356
Income tax expense	(19,126)	(16,006)

Net income	$33,351	$28,350

Basic earnings per share	$.93	$.80
Diluted earnings per share	$.93	$.79
Basic weighted average shares outstanding	35,718	35,398
Diluted weighted average shares outstanding	35,866	35,676
Operating income per ton	$147.02	$157.85
Operating margin	16.5%	18.4%
Depreciation and amortization	$10,850	$9,731
EBITDA (see attached table)	$70,314	$62,729
Total tonnage sold:
Oregon Steel Division
Plate and coil	136,500	112,400
Structural tubing	18,400	14,800
Welded pipe	62,300	30,300

	217,200	157,500

Rocky Mountain Steel Mills Division
Rail	93,300	101,800
Rod and bar	75,000	86,400
Seamless pipe	14,000	0

	182,300	188,200

Total Company	399,500	345,700

Sales:
Oregon Steel Division	$219,371	$172,138
Rocky Mountain Steel Mills Division	135,917	123,827

Total Company	$355,288	$295,965

Operating Income:
Oregon Steel Division	$38,599	$36,155
Rocky Mountain Steel Division	20,137	18,414

Total Company	$58,736	$54,569

Average selling price per ton:
Oregon Steel Division	$1,010	$1,093
Rocky Mountain Steel Mills Division	$746	$658
Total Company	$889	$856

(1)	Certain reclassifications have been made in prior years’ periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets(1)
(In thousands)
(Unaudited)

	March 31, 2006	December 31, 2005

Current assets:
Cash and cash equivalents	$84,996	$74,965
Short-term investments	116,675	103,300
Trade accounts receivable, net	166,407	138,456
Inventories	260,796	301,546
Deferred taxes and other current assets	16,671	17,753

	645,545	636,020
Property, plant and equipment, net	511,298	499,122
Goodwill	4,458	4,458
Intangibles, net	30,415	30,456
Other assets	5,254	5,824

Total assets	$1,196,970	$1,175,880

Current liabilities	$144,284	$167,634
Long-term debt	307,956	308,337
Deferred taxes	50,678	43,133
Other liabilities	95,132	92,507

	598,050	611,611
Minority interest	12,867	11,869
Stockholders’ equity	586,053	552,400

Total liabilities and stockholders’ equity	$1,196,970	$1,175,880

(1)	Certain reclassifications have been made in prior years’ periods to conform to the current period presentations.

Oregon Steel Mills, Inc. and Subsidiary Companies
Calculation of EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31,

	2006	2005

Net income	$33,351	$28,350
Income tax expense	19,126	16,006

Pre-tax income	$52,477	$44,356
Add back:
Interest expense	8,262	8,924
Interest capitalized	(1,275)	(282)
Depreciation	10,811	9,691
Amortization	39	40

EBITDA	$70,314	$62,729

EBITDA is a non-generally accepted accounting principles (“GAAP”) measure.  The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage.  The Company believes EBITDA, excluding the effects of special items, is useful to investors because the Company believes the excluded items are nonrecurring.  Therefore, the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.